Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Virtuix Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	25,307,961	$4.04	$102,244,162.44	0.0001381	$14,119.12

Total Offering Amounts:							$102,244,162.44		14,119.12
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$14,119.12

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Offering Note(s)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock, par value $0.001 (“Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

The shares of Class A common stock registered hereunder consist of: (i) up to 25,000,000 shares of Class A common stock issuable to Streeterville Capital, LLC pursuant to the Securities Purchase Agreement, dated August 25, 2025, by and between the Registrant and Streeterville; (ii) 171,807 shares of Class A common stock issued to Maxim Partners LLC; and (iii) 136,154 shares of Class A common stock issued to Venture Lending & Leasing VII, LLC.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock of Virtuix Holdings Inc. as reported on the Nasdaq Capital Market on May 7, 2026.